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                                                                  Exhibit 2.6(f)


                                  AMENDMENT TO
                            ASSET EXCHANGE AGREEMENT



         THIS AMENDMENT TO ASSET EXCHANGE AGREEMENT (this "Amendment") is made as of October 1, 1999, by and among InterMedia Partners Southeast, a California general partnership ("IPSE"), on the one hand, and Charter Communications, LLC, a Delaware limited liability company, Charter Communications Properties, LLC, a Delaware limited liability company, and Marcus Cable Associates, L.L.C., a Delaware limited liability company (each, a "Charter Party" and collectively, "Charter"), on the other hand.

                                    RECITALS

         A. The Parties have entered into that Asset Exchange Agreement dated as of April 20, 1999 (the "Original Agreement", and as amended by this Amendment, the "Agreement"), pursuant to which (i) the Charter Parties have agreed to convey, or cause to be conveyed, to IPSE substantially all of the assets comprising or used or useful in connection with Charter's Cable Businesses and
(ii) IPSE has agreed to convey, or cause to be conveyed, to the Charter Parties substantially all of the assets comprising or used or useful in connection with IPSE's Cable Business, all in such a manner as to effect, to the extent reasonably possible, a like-kind exchange of such assets under Section 1031 of the Code.

         B. IPSE, Charter and certain of their respective Affiliates have entered into that Amended and Restated Common Agreement dated as of June 29, 1999 (the "Common Agreement") pursuant to which they have agreed to certain issues common to each of the transfers made pursuant to this Agreement and to certain other related transactions (each as more fully described in the Common Agreement). The common issues addressed include revenue and working capital adjustments, closing conditions, and indemnification for breaches of representations, warranties, covenants and agreements.

         C. The Parties wish to amend the Original Agreement, and to the extent applicable, the Common Agreement as more fully set forth in this Amendment to reflect Charter's retention of that Charter System in Indiana described on SCHEDULE A-1 to this Amendment and deemed attached to the Original Agreement as SCHEDULE A-1.
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                                   AGREEMENTS

         In consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS. Capitalized terms used and not defined in this Amendment will have the meaning given to them in the Original Agreement. Article 1 of the Original Agreement is hereby amended to include the following definitions:

         Charter Retained Assets. All of the Charter Assets, other than Charter Excluded Assets, that are owned, leased, held for, used or useful in, or otherwise related to Charter's Cable Business conducted through the Retained System and not used or useful in any other Charter System along with the portion of the Charter Shared Assets related to the Retained System.

         Charter Shared Assets. That CATV Pole Lease Agreement between Charter and GTE North Incorporated, dated February 8, 1990 and related to Columbus and New Albany, Indiana.

         Charter Transferred Assets. All of the Charter Assets other than the Charter Excluded Assets, Charter Retained Assets and Charter Shared Assets.

         Charter Retained Franchises. The Charter Systems Franchises granted to Charter by the Retained Franchise Authorities.

         Retained Franchise Areas. The following political subdivisions of the State of Indiana: the City of Columbus, the County of Bartholomew, and the City of Seymour.

         Retained Franchise Authorities. The local Governmental Authorities in each of the Retained Franchise Areas.

         Retained System. The Charter System encompassing the headends and communities described on SCHEDULE A-1.

2.       MANAGEMENT OF INDIANA SYSTEMS.

         (1) Following the Closing, Charter will continue from Closing through December 1, 1999, to manage each of the Charter Systems located in Indiana and transferred to IPSE


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at the Closing, pursuant to the terms of the Management Agreement attached to this Amendment and deemed attached to the Original Agreement as EXHIBIT A-1. If the Second Closing occurs prior to December 1, 1999, Charter will manage the Charter Retained Systems pursuant to the terms of said Management Agreement from the date of the Second Closing through December 1, 1999.

         (2) Section 7.3 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         7.3       Employees.

                   7.3.1 Except as set forth in this Section 7.3.1, each Party may, but shall have no obligation to employ or offer employment to, any employee of the other Party's Cable Business. Within 30 days after the date of execution of this Agreement, each Party shall provide to the other a list of all employees of its Systems (collectively for each Party, its "System Employees") as of a recent date, showing the original hire date, the then-current positions and rates of compensation and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. Within 60 days after the date of execution of this Agreement (but in no event less than 30 days after receipt of such list), or such other date as the Parties may agree, the Party receiving such list will provide to the other in writing a list of the other's System Employees such Party or its Affiliates will employ following the Closing or, in the case of Charter's System Employees in Indiana, following the termination of the Management Agreement (the Closing Date, or in the context of Charter's System Employees in Indiana, the date of termination of the Management Agreement is referred to herein as the "Transfer Cutoff Date"), subject only to the evaluations permitted by this Section. Each Party agrees, and shall cause its appropriate Affiliates, to cooperate in all reasonable respects with the other Party to allow the other Party or its Affiliates to evaluate its System Employees to make hiring decisions. In this regard, each Party shall have the opportunity to make such appropriate prehire investigation of each of such other Party's System Employees, as it deems necessary, including, subject to obtaining the consent of such System Employee, the right to review personnel files and conduct background checks and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to the other Party and do not unreasonably interfere with the other Party's operations. Each Party will use its good faith efforts to obtain the consent of each of its System Employees to allow the other Party to review personnel files and to conduct background checks in connection with the foregoing. Each Party or its Affiliates may, if it wishes, condition any offer of employment upon the employee's passing a pre-placement physical examination


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         (including drug screening test) and the completion of a satisfactory background check. The Party requesting such examination shall bear the expense of such examination but the other Party shall, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with the other Party's operations. As of the Transfer Cutoff Date, each Party shall have no obligation to the other Party, its Affiliates or to the other Party's employees, with regard to any employee it has determined not to hire. Notwithstanding any of the foregoing, each Party agrees not to solicit for employment, without the written consent of the other, any employee listed on SCHEDULE 7.3 or any other employee of the other Party whose position is System manager or higher.

                   7.3.2 Each Party, or its appropriate Affiliate, will pay to all of its System Employees all compensation, including salaries, commissions, bonuses, deferred compensation, severance (to the extent applicable), insurance, vacation (except for accrued vacation time (not to exceed four weeks) and sick time (not to exceed 10 days) included in the calculation of such Party's Adjusted Value under the Common Agreement), and other compensation or benefits to which they are entitled for periods prior to the Transfer Cutoff Date, including all amounts, if any, payable on account of the termination of their employment.

                   7.3.3 Each Party, or its appropriate Affiliate, will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by such Party, or its appropriate Affiliate, pursuant to the provisions of such plan and any Legal Requirements. Neither Party will assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by the other Party or any Affiliate. In the event that a transferor Party determines that the transactions contemplated by this Agreement will not permit a distribution to be made to a Hired Employee (as defined below) from the transferor Party's tax qualified plan in accordance with Section 401(k)(10) of the Code then the other Party may accept a plan-to-plan transfer of Hired Employees' plan benefits to its own tax qualified plan. If there is no plan-to-plan transfer, in order to permit a transferor Party, or its appropriate Affiliate, to make distributions to any former System Employee of such Party who becomes a Hired Employee of the other Party of the balance of such employee's 401(k) account in the transferor Party's or its Affiliate's tax qualified plan, if any, as soon as legally permitted, each transferee Party shall notify the other Party of the date of termination of such employee's employment with the transferee Party for any reason.


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                   7.3.4 All claims and obligations under, pursuant to or in
         connection with any welfare, medical, insurance, disability or other employee benefit plans of a Party or any Affiliate or arising under any Legal Requirement affecting employees of such Party or any Affiliate incurred on or before the Transfer Cutoff Date or resulting from or arising from events or occurrences occurring or commencing on or before the Transfer Cutoff Date will remain the responsibility of such Party, or the appropriate Affiliate, whether or not such employees are hired by the other Party as of or after the Transfer Cutoff Date. Neither Party will have or assume any obligation or liability under or in connection with any such plan of the other Party or any Affiliate of the other Party.

                   7.3.5 Each Party, or its appropriate Affiliate, will remain solely responsible for, and will indemnify and hold harmless the other from and against all Losses arising from or with respect to, all salaries and all severance, vacation (except for accrued vacation time and sick time included in the calculation of such Party's Adjusted Value under the Common Agreement), medical, holiday, continuation coverage and other compensation or benefits to which its employees may be entitled, whether or not such employees may be hired by the other Party or any Affiliate of the other Party, as a result of their employment by such Party or any Affiliate of such Party on or prior to the Transfer Cutoff Date, the termination of their employment on or prior to the Transfer Cutoff Date, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise relating to their employment prior to the Transfer Cutoff Date. Any liability under WARN with regard to any employee terminated on or prior to the Transfer Cutoff Date, or not hired by the other Party on or after the Transfer Cutoff Date, shall, as a matter of contract between the Parties, be the responsibility of the Party or its Affiliates by which the employee was employed prior to the Transfer Cutoff Date. Each Party and its Affiliates shall cooperate with the other Party and its Affiliates, if requested, in the giving of WARN notices on behalf of the other.

                   7.3.6 Notwithstanding anything to the contrary herein, each Party shall:

                            (a) credit each System Employee of the other Party who is offered on or prior to the Transfer Cutoff Date employment by such Party and becomes an employee of such Party after the Transfer Cutoff Date (a "Hired Employee") the amount of vacation time (to a maximum of four weeks) and sick time (to a maximum of 10 days) accrued by him or her as a System Employee of the transferor Party through and including the Transfer Cutoff Date to the extent the transferor Party's System Value is decreased pursuant to Section 2.2(c)(ii) of the Common Agreement in the case of IPSE System Employees who become employees of any Charter Party


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         or its Affiliates and Section 2.2(c)(ii) of the Common Agreement in the
         case of Charter System Employees who become employees of IPSE or its Affiliates, provided, however, that if any Hired Employee has accrued vacation time and/or sick time in excess of four weeks or 10 days, respectively, then the transferor Party shall, and shall cause its appropriate Affiliate to, pay to such employee the amount of such excess and the transferee Party shall not assume any liability or obligation in respect of such excess;

                            (b) permit each Hired Employee to participate in such Party's employee benefit plans to the same extent as similarly situated employees of such Party and their dependents are permitted to participate;

                            (c) given each Hired Employee credit for such employee's past service with the other Party and its Affiliates as of the Transfer Cutoff Date (including past service with any prior owner or operator of the other Party's Systems or Cable Business) for purposes of eligibility and vesting under such Party's employee benefit and other plans to the same extent as other similarly situated employees of such Party;

                            (d) not subject any Hired Employee to any waiting periods or limitations on benefits for pre-existing conditions under such Party's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the employee benefit plans of such other Party or any Affiliate of such other Party; and

                            (e) credit each Hired Employee under any group health plan for any deductible amount previously met by such Hired Employee as of the Transfer Cutoff Date under any of the group health plans of the transferor Party or any of its Affiliates.

                   7.3.7 If a transferee Party discharges any Hired Employee without cause within one hundred twenty days after Transfer Cutoff Date, then such transferee Party shall pay severance benefits to such Hired Employee in accordance with such transferor Party's severance benefit plan. For purposes of this SECTION 7.3.7, "cause" shall have the meaning set forth in the transferee Party's employment policies, procedures or agreements applicable to such transferee Party's employees who are situated similarly to the discharged Hired Employee.

                   7.3.8 If a transferor Party has, or acquires, a duty to bargain with any labor organization, then such transferor Party will
         (i) give prompt written notice of such


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         development to the other Party, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit the other Party to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making the transferee Party's representative a representative of the transferor Party's delegation if required by the labor organization) and (ii) not, without the transferee Party's written consent, enter into any Contract with such labor organization that purports to bind the transferee Party, including any successor clause or other clause which would have this purpose or effect. Each Party (as a transferor Party) acknowledges and agrees that the other Party has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by the transferee Party, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which the transferor Party or any of its Affiliates is or may become bound.

                   7.3.9 Nothing in this SECTION 7.3 or elsewhere in this Agreement shall be deemed to make any employee of either Party a third party beneficiary of this Agreement.

                   7.3.10 Notwithstanding any other provision of this Agreement, in respect of wages paid with respect to the calendar year in which the Transfer Cutoff Date falls to employees of Charter who after the Transfer Cutoff Date become employees of IPSE, or vice versa, IPSE and Charter agree to comply, and to cause their respective affiliates to comply, with the alternative procedures set forth in Section 5 of Revenue Procedure 96-60 and shall cooperate, and shall cause their respective affiliates to cooperate, with each other in complying with such procedures.

         (3) Section 7.11 (Use of Name and Logo) of the Original Agreement is hereby amended to add the following sentence as the penultimate sentence thereof:

         Such 180-day period will be extended with respect to the Charter Systems located in Indiana to expire 180 days after the termination of the Management Agreement.

         (4) Section 7.12 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

         7.12 Transitional Billing Services. Charter will provide to IPSE, upon written request delivered a reasonable amount of time in advance and to the extent reasonably practicable, access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by IPSE


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         for a period of up to 150 days following the Closing (or in the case of the Charter Systems in Indiana, for a period of up to 150 days following termination of the Management Agreement) to allow for conversion of existing billing arrangements, including billing and related arrangements regarding internet access services being provided to customers of a Charter System prior to the assumption by IPSE of the day-to-day management of such System ("Transitional Billing Services"). All Transitional Billing Services will be provided on terms and conditions reasonably satisfactory to each Party; provided, however, that the amount to be paid by IPSE will not exceed the out-of-pocket cost to Charter of providing such Transitional Billing Services.

         (5) Section 9.2 of the Original Agreement is hereby amended to add the following subsection 9.2.11:

                   9.2.11 Management Agreement. The Management Agreement in the form of EXHIBIT A-1 (the "Management Agreement").

         (6) Section 9.3 of the Original Agreement is hereby amended to add the following subsection 9.3.11:

                   9.3.11 Management Agreement. The Management Agreement in the form of EXHIBIT A-1.

3. OWNERSHIP AND OPERATION OF CHARTER RETAINED ASSETS. Charter will retain ownership and risk of loss of the Charter Retained Assets until the Second Closing, at which time, subject to the terms of this Amendment, Charter will transfer the Charter Retained Assets to IPSE. The provisions of the Original Agreement, including Sections 2.1 and 12.14, are deemed amended to reflect such delay in transfer of ownership and risk of loss. To the extent applicable to the Charter Retained Assets, Charter will continue to comply with the provisions of
Section 7.2 of the Original Agreement until consummation of the Second Closing.

4. FRANCHISE CONSENTS. Section 7.5.5 of the Original Agreement is hereby deleted in its entirety.


5. THE CLOSING AND THE SECOND CLOSING.

         (1) At the Closing, (i) Charter will transfer and assign to IPSE all of the Charter Transferred Assets, (ii) Charter will partially assign to IPSE all Charter Shared Assets to the


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extent necessary to permit IPSE or its agents to operate the Charter Transferred
Assets and conduct Charter's Cable Businesses with respect to the Charter Transferred Assets as they are being operated and conducted on the Closing Date, and (iii) IPSE will assume all of IPSE's Assumed Obligations and Liabilities other than those obligations arising under the Charter Retained Franchises or with respect to the Charter Retained Assets or the Retained System (the "Charter Retained Liabilities"). IPSE hereby waives its conditions to Closing relating to the delivery of the Charter Retained Assets and the obtaining of Required Consents for the transfer of the Charter Retained Franchises and consents to the partial assignment of the Charter Shared Assets at the Closing as contemplated in this Agreement.

         (2) Article 8 of the Original Agreement is hereby amended to add the following Sections 8.3 and 8.4:

         8.3 Conditions of IPSE's Obligations under the Second Closing. The obligations of IPSE to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing will be subject to the satisfaction, at or before the Second Closing, of the following conditions, one or more of which may be waived by IPSE:

                   8.3.1 Accuracy of Representations and Warranties. The representations and warranties of Charter in this Agreement and in the Transaction Documents delivered at the Second Closing regarding the Charter Retained Assets, without giving effect to any materiality qualification contained therein, are true, complete and accurate on and as of the date hereof and at and as of the Second Closing with the same effect as if made at and as of the Second Closing, except to the extent that all misstatements, omissions and inaccuracies, in the aggregate, do not have material adverse effect on the Charter Assets, Charter's Cable Businesses, the operations, condition (financial or otherwise) or results of operations of the Charter Systems taken as a whole, or on the ability of any Charter Party to perform its obligations under this Agreement.

                   8.3.2 Performance of Agreements. Charter shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Second Closing.

                   8.3.3. Deliveries. Charter shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to IPSE under SECTION 9.5.


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                   8.3.4 Legal Proceedings. No Legal Requirement of any
         Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to occur at the Second Closing.

                   8.3.5 Consents. Required Consents relating to all Charter Retained Franchises shall have been obtained in form and substance reasonably satisfactory to IPSE, or the consent of the appropriate Retained Franchise Authority shall be deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C.
         Section 537).

                   8.3.6 No Material Adverse Changes. There shall not have been any material adverse change in the Charter Retained Assets or the condition (financial or otherwise) or operations of Charter's Cable Business conducted through the Retained System or the Retained Systems, taken as a whole, since the Closing resulting in a material adverse effect on the Charter Assets, Charter's Cable Businesses, the operations, condition (financial or otherwise) or results of operations of the Charter Systems taken as a whole, or on the ability of any Charter Party to perform its obligations under this Agreement.

         8.4. Conditions of Charter's Obligations under the Second Closing. The obligations of Charter to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing will be subject to the satisfaction, at or before the Second Closing, of the following conditions, one or more of which may be waived by Charter:

                   8.4.1 Performance of Agreements. IPSE shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Second Closing.

                   8.4.2 Deliveries. IPSE shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required to be delivered to Charter under SECTION 9.6.

                   8.4.3 Legal Proceedings. No Legal Requirement of any Governmental Authority (including any temporary Legal Requirement) shall be in effect which would prevent or make illegal the consummation of any of the transactions


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         contemplated by this Agreement or any Transaction Document to occur at the Second Closing.

         (3) Article 9 of the Original Agreement is hereby amended to add the following Sections 9.4, 9.5 and 9.6:

         9.4 The Second Closing. The transfer, assignment and assumption of the Charter Retained Assets (the "Second Closing") shall be effected by overnight delivery of the documents described in SECTIONS 9.5 AND 9.6 within ten days following the satisfaction or waiver of all of the conditions set forth in SECTIONS 8.3 AND 8.4 (other than SECTIONS 8.3.3 AND 8.4.2). The transactions to be consummated at the Second Closing shall be deemed to have been consummated at the time (the "Second Closing Time") on the date (the "Second Closing Date") as mutually agreed upon by the Parties.

         9.5 Charter's Delivery Obligations at the Second Closing. At the Second Closing, Charter will deliver or cause to be delivered to IPSE the following:

                   9.5.1 Bill of Sale and Assignment and Assumption Agreement. A Bill of Sale and Assignment and Assumption Agreement for the Charter Retained Assets in a form mutually acceptable to the parties.

                   9.5.2 Deeds. Special warranty deeds in recordable form conveying to IPSE each parcel of Charter Owned Property included in the Charter Retained Assets, and assignments of leases and easements in recordable form, with respect to the Charter Leased Property and Charter Other Real Property Interests included in the Charter Retained Assets as to which prior assignments into the applicable Charter Party were recorded in the applicable real estate records.

                   9.5.3 Lien Releases. Evidence reasonably satisfactory to IPSE that all Liens (other than Permitted Liens) affecting or encumbering the Charter Retained Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to IPSE effecting such terminations, releases or waivers.

                   9.5.4 Vehicle Titles. Title certificates to all vehicles included among the Charter Retained Assets, endorsed for transfer of title to IPSE, and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.


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                   9.5.5 Officer's Certificate. IPSE will have received a
         certificate executed by an executive officer of Charter dated the date of the Second Closing, reasonably satisfactory in form and substance to IPSE certifying that the conditions specified in SECTIONS 8.3.1 AND
         8.3.2 have been satisfied.

                   9.5.6 Opinion of FCC Counsel. An opinion of Wiley, Rein & Fielding dated as of the Second Closing and substantially in the form of EXHIBIT C.5 of the Common Agreement and rendered with respect to the Retained System.

                   9.5.7 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby and as are comparable to those delivered with respect to the transactions consummated at the Closing.

         9.6 IPSE's Delivery Obligations at the Second Closing. At the Second Closing, IPSE will deliver or cause to be delivered to Charter the following:

                   9.6.1 Bill of Sale and Assignment and Assumption Agreement. A Bill of Sale and Assignment and Assumption Agreement for the Charter Retained Assets in a form mutually acceptable to the parties.

                   9.6.2 Officer's Certificate. Charter will have received a certificate executed by an executive officer of IPSE dated the date of the Second Closing, reasonably satisfactory in form and substance to Charter certifying that the conditions specified in SECTION 8.4.1 have been satisfied.

                   9.6.3 Other. Such other documents and instruments as may be necessary to effect the intent of this Agreement and to consummate the transactions contemplated hereby and as are comparable to those delivered with respect to the transactions consummated at the Closing.

6. CLOSING ADJUSTMENTS WITH RESPECT TO THE RETAINED SYSTEM. All of the adjustments made to the Base Values (as defined in the Common Agreement) of the Retained System pursuant to the Common Agreement shall be made to reflect the principle that all expenses and income attributable to Charter's Cable Business conducted through the Retained System for the period through and including the Second Closing Date are for the account of Charter, and all expenses and income attributable to such Cable Business for the period after the Second Closing Date are for the account of IPSE. Notwithstanding the foregoing, solely for purposes of calculating the Charter Actual Revenues and the Charter Shortfall Adjustment Amount, each as described in the Common Agreement, the Charter Retained Assets shall be


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deemed to have been transferred to IPSE as of the Closing. The Preliminary
Report (as defined in the Common Agreement) delivered with respect to the Charter Systems will not include any adjustments related to the working capital, liabilities, capital expenditures and other assets and liabilities of the Retained System. If the Second Closing occurs prior to the delivery of the Final Report (as defined in the Common Agreement) related to the Charter Systems, then the Final Report will include all adjustments to the Base Value of the Retained Systems as of the Second Closing Date, to the extent such adjustments are required to be made under the Common Agreement. If the Second Closing has not occurred prior to the delivery of the Final Report with respect to the Charter Systems, then such Final Report will not include any adjustments related to the working capital, liabilities, capital expenditures and other assets and liabilities of the Retained System, and Charter will prepare and deliver to IPSE a Final Report with respect to the Retained System no later than 90 days after the Second Closing, which Final Report will be prepared in accordance with the requirements set forth in the Common Agreement.

7.       FAILURE OF SECOND CLOSING.

         (1) If the City of Columbus, Indiana, and the County of Bartholomew, Indiana, each have not consented to the transactions contemplated by the Agreement on or before November 5, 1999, IPSE may elect by written notice to Charter to receive, in lieu of the Charter Retained Assets, such other property as may be mutually acceptable to the Parties (the "Charter Replacement Assets"). The Parties agree to negotiate in good faith the terms of an amendment to the Agreement pursuant to which IPSE will acquire the Charter Replacement Assets on terms substantially equivalent to the terms upon which IPSE has agreed to acquire the Charter Retained Assets; provided that subject to the terms and conditions of such amendment, the Second Closing will occur not later than the earlier of (i) 180 days from the date of the Closing and (ii) the due date (including extensions) for the federal Tax return for IPSE for the taxable year in which the Closing occurs (the "Replacement Date"). Such amendment will provide that, if the Second Closing has not occurred on or before the Replacement Date, IPSE may elect to receive from Charter cash in an amount equal to $88,202,130 in lieu of the Charter Replacement Assets.

         (2) Notwithstanding the foregoing, IPSE will not be required to acquire the Charter Replacement Assets or to amend the Agreement as described in Section 7(a) unless IPSE is satisfied in its reasonable discretion following due diligence of the Charter Replacement Assets that as of a common date on or after the Closing Date the Charter Replacement Assets are substantially equivalent in value to the Charter Retained Assets by "asset class" as defined under Section 1031 of the Code and the Treasury Regulations promulgated thereunder. In the event that IPSE is not so satisfied, it may elect to receive from Charter cash in an amount equal to $88,202,130 in lieu of the Charter Retained Assets.

If IPSE makes such an election to receive cash, Charter shall pay such amount by one or more wire transfers of immediately available funds to the Qualified Intermediary or such other payee and at such account as may be designated in written instructions delivered to Charter by IPSE, within three Business Days after receipt of such election and wire instructions.

         (3) In the event IPSE makes an election to receive the Charter Replacement Assets or cash under this Section 7,

                   1. IPSE, at its discretion, may elect to require Charter to assign to IPSE at no additional cost that portion of the Charter Retained Assets that constitute Charter Shared Assets; and

                   2. the Charter Parties shall, jointly and severally, indemnify and hold harmless each of IPSE and its Affiliates, and their respective shareholders, officers, directors, partners, employees, agents, successors and assigns and any Person claiming by or through any of them, as the case may be, from and against 50% of all taxes, interest, penalties and related costs of defense (including reasonable attorneys' fees), but not including any taxes resulting from payments made pursuant to the indemnification obligations set forth in this paragraph (collectively, "Tax Losses") incurred by such indemnified parties and arising out of or resulting from any claim, allegation or determination (whether administrative or judicial) that there will result any incremental Tax Losses in excess of those computed under Section 1031 of the Code as if all of the Charter Assets had been transferred at the Closing; provided, however, that the foregoing indemnification shall not apply if IPSE elects to receive Charter Replacement Assets and such receipt does not qualify as a tax-deferred exchange under Section 1031 of the Code unless such failure to qualify arises solely from a breach by a Charter Party. For the avoidance of doubt, the indemnification provided by this section shall not apply to Tax Losses incurred upon the receipt of Charter Assets transferred at the Closing. Such indemnification shall be separate from any indemnification provided under the Common Agreement and will not be subject to any threshold, cap or other limitation, and any amounts paid by Charter pursuant to this indemnification obligation will not be counted for purposes of determining the application of any limitations on Charter's indemnification obligations under the Common Agreement.

8. NOTICE OF ASSIGNMENT TO QUALIFIED INTERMEDIARY. IPSE hereby gives notice to Charter that, pursuant to Section 12.1 of the Original Agreement, IPSE has assigned all of its rights, but none of its obligations, under the Agreement with respect to the IPSE Assets to Norwest Bank Colorado, National Association, in its capacity as a "qualified intermediary" engaged by IPSE to effectuate a deferred like-kind exchange under Section 1031 of the Code (the "Qualified Intermediary"). IPSE further gives notice to Charter that, pursuant to Section
12.1 of the Original Agreement, IPSE has assigned all of its rights, but none of its obligations, under the Agreement to acquire the Charter Assets (including the Charter Retained Assets and Charter Replacement Assets, as applicable) to the Qualified Intermediary.

9. COUNTERPARTS. This Amendment may be executed in counterparts, each of which may be delivered by facsimile transmission and will be deemed an original.

10. GOVERNING LAW. The validity, performance and enforcement of this Amendment will be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

11. SEVERABILITY. Any term or provision of this Amendment that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable any other provisions of this Amendment.

12. CONSTRUCTION OF AMENDMENT. This Amendment has been negotiated by the undersigned and their respective legal counsel, and legal or equitable principles that might require the construction of this Amendment or any provision of this Amendment against the party drafting this Amendment will not apply in any construction or interpretation of this Amendment. As used in this Amendment, the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

13. EFFECT OF AMENDMENT. Except as amended by this Amendment, all terms and provisions of the Agreement will remain unchanged and in full force.

         [The remainder of this page has intentionally been left blank]

         The parties have executed this Amendment to Asset Exchange Agreement as of the day and year first above written.

                                CHARTER COMMUNICATIONS, LLC

                                By:  /s/ Mary Lifton
                                     ----------------------------------------
                                      Name:  Mary Lifton
                                      Title:  Vice President


                                CHARTER COMMUNICATIONS PROPERTIES,
                                LLC

                                By:  /s/ Mary Lifton
                                     ----------------------------------------
                                      Name:  Mary Lifton
                                      Title:  Vice President


                                MARCUS CABLE ASSOCIATES, L.L.C.

                                By:  /s/ Mary Lifton
                                     ----------------------------------------
                                      Name:    Mary Lifton
                                      Title:  Vice President


                                INTERMEDIA PARTNERS SOUTHEAST

                                By:      InterMedia Capital Management, LLC,
                                         its managing general partner

                                         By:      InterMedia Management, Inc.,
                                                  its managing member

                                                  By:  /s/ Rodney M. Royse
                                                       -------------------------
                                                        Rodney M. Royse,
                                                        Vice President

The following parties to the Amended and Restated Common Agreement dated June 29, 1999 hereby consent to Sections 5, 6 and 7 of this Amendment to Asset Exchange Agreement to the extent that such sections amend or modify said Amended and Restated Common Agreement.

CHARTER RMG, LLC

By:  /s/ Mary Lifton
     -------------------------------------------
      Name:  Mary Lifton
      Title:  Vice President

INTERMEDIA PARTNERS,
A CALIFORNIA LIMITED PARTNERSHIP

By:      InterMedia Capital Management I, LLC,
         its managing general partner

By:      InterMedia Management, Inc.,
         its managing member

By:  /s/ Rodney M. Royse
     -------------------------------------------
      Rodney M. Royse, Vice President

BRENMOR CABLE PARTNERS, L.P.,
a California limited partnership

By:      InterMedia Partners, a California
         Limited Partnership, its general partner

By:      InterMedia Capital Management I, LLC,
         its managing general partner

By:      InterMedia Management, Inc.,
         its managing member

By:  /s/ Rodney M. Royse
     -------------------------------------------
      Rodney M. Royse, Vice President

INTERMEDIA PARTNERS OF WEST
TENNESSEE, L.P.

By:      InterMedia Capital Management, LLC,
         its managing general partner

By:      InterMedia Management, Inc.,
         its managing member

By:  /s/ Rodney M. Royse
     -------------------------------------------
      Rodney M. Royse, Vice President


INTERMEDIA PARTNERS IV, L.P.

By:      InterMedia Capital Management, LLC,
         its managing general partner

By:      InterMedia Management, Inc.,
         its managing member

By:  /s/ Rodney M. Royse
     -------------------------------------------
      Rodney M. Royse, Vice President


INTERMEDIA CAPITAL PARTNERS
IV, L.P.

By:      InterMedia Capital Management, LLC,
         its managing general partner

By:      InterMedia Management, Inc.,
         its managing member

By:  /s/ Rodney M. Royse
     -------------------------------------------
      Rodney M. Royse, Vice President

TCID-IP V, INC.

By:  /s/ Derek Chang
     -------------------------------------------
      Name: Derek Chang
      Title: Vice President

                                  SCHEDULE A-1

                                 RETAINED SYSTEM


Headend                              Communities

Columbus                             Bartholomew County
                                     Elizabethtown
                                     Clifford
                                     Columbus
                                     Sunnybrook Trailer Park

Seymour                              Jennings County
                                     Vernon
                                     North Vernon
                                     Jackson County
                                     Seymour

Westport                             Decatur County
                                     Westport

Elizabethtown                        Bartholomew County
(Apollo)                             Elizabethtown
                                     Jonesville
                                     Jennings County
                                     Hartsville
                                     Jackson County

                                   EXHIBIT A-1

                          FORM OF MANAGEMENT AGREEMENT


                                       21